Pricing Supplement No. 20 Dated April 26, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                          Rule 424 (b)(3)
                                                       Registration Statement
                                                          No. 333-91953


                               U.S.$12,000,000,000

                            Ford Motor Credit Company

          Medium-Term Notes Due More Than 9 Months From Date of Issue

         Ford Credit has designated $500,300,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. have agreed to purchase $500,300,000 aggregate principal amount of the Notes at a price of 99.928% of their principal amount for resale at fixed initial public offering price of 100.0619% of their principal amount.

         The Notes are a further issue of Ford Credit's Floating Rate Medium-Term Notes due March 8, 2004 and are in addition to the $304,750,000 principal amount of notes described in Pricing Supplement No. 19 dated March 2, 2001. The Notes will have the same CUSIP number as the notes described in Pricing Supplement No. 19. Interest on the Notes will accrue from the Original Issue Date. The purchase price to be paid by purchasers of the Notes will include interest on the Notes from the Original Issue Date to the date of purchase.

         Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Original Issue Date:                        March 6, 2001

         Maturity Date:                              March 8, 2004

         Initial Principal Amount:                   $500,300,000

         Interest Rate Basis:                        LIBOR Telerate having an
                                                     Index Maturity of three
                                                     months plus 80 basis points
                                                     (0.80%)

         Interest Reset Dates:                       On the Original Issue Date
                                                     and thereafter quarterly on
                                                     the 8th day of each March,
                                                     June, September and
                                                     December, until the Notes
                                                     are paid in full, beginning
                                                     June 8, 2001

         Interest Payment Dates:                     Quarterly on the 8th day of
                                                     each March, June, September
                                                     and December, beginning
                                                     June 8, 2001, and at
                                                     Maturity

         CUSIP No.:                                  345402 5J6

         Interest Determination Date:                Two London banking days
                                                     prior to each Interest
                                                     Reset Date

         Reference Agent:                            The Chase Manhattan Bank

                           --------------------------

         Bear Stearns & Co. Inc.            Credit Suisse First Boston
         J P Morgan                         Lehman Brothers Inc.
         Merrill Lynch & Co.                Salomon Smith Barney